                                  Exhibit 23.1

                               Consent of KPMG LLP

                          Independent Auditors' Consent

The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements
(No. 333-31229 and No. 333-73230) on Form S-8 and (No. 333-88697, No. 333-35634,
No. 333-53766, No. 333-58568, No. 333-67044, No. 333-72166, No. 333-87556,
No. 333-102773 and No. 333-103008) on Form S-3 of CollaGenex Pharmaceuticals, Inc. of our report dated February 14, 2003, except as to the first paragraph of note 15 which is as of March 14, 2003 and the second and third paragraphs of note 15 which are as of March 18, 2003, with respect to the consolidated balance sheets of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual
Report on Form 10-K of CollaGenex Pharmaceuticals, Inc. Our report refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                                                 /s/ KPMG LLP

Princeton, New Jersey
March 31, 2003